Exhibit 99.1

The Mosaic Company 3033 Campus Drive, Suite E490 Plymouth, MN 55441 www.mosaicco.com

FOR IMMEDIATE RELEASE

Media Rob Litt The Mosaic Company 763-577-6187 rob.litt@mosaicco.com	Investors Laura Gagnon The Mosaic Company 763-577-8213 investor@mosaicco.com

THE MOSAIC COMPANY REPORTS FOURTH QUARTER AND

FULL YEAR 2013 RESULTS

ANNOUNCES $1 BILLION SHARE REPURCHASE AUTHORIZATION

PLYMOUTH, MN, February 11, 2014 – The Mosaic Company (NYSE: MOS) today reported fourth quarter 2013 net earnings of $129 million, compared to $616 million a year ago. Earnings per diluted share were $0.30 in the quarter compared to $1.44 last year. Notable items negatively impacted earnings per share by $0.06. Mosaic’s net sales in the fourth quarter of 2013 were $2.2 billion, down from $2.4 billion last year. Operating earnings during the quarter were $179 million, down from $463 million a year ago, as record phosphate and strong potash sales volumes were more than offset by lower realized prices.

The Mosaic Company also announced that its Board of Directors has authorized a $1 billion share repurchase program, allowing the Company to repurchase Class A or common shares, through direct buybacks or in open market transactions. This authorization is in addition to the previously disclosed agreement to repurchase 43.3 million Class A shares in the first seven months of 2014. Mosaic expects to use share repurchases to meet and maintain its stated balance sheet targets, and remains committed to retaining investment grade credit ratings.

“While our results for the fourth quarter reflect the low market prices for potash and phosphates, current market conditions are improving,” said Jim Prokopanko, President and Chief Executive Officer. “Market dynamics are unfolding as we expected they would, with sales volumes increasing before prices; in fact, we shipped a record volume of phosphates during the quarter, and potash volumes increased significantly.

“Mosaic is in excellent position to thrive as the business cycle continues to improve, in large part because of the notable progress we made on our strategic priorities in 2013. We rebalanced and grew our business portfolio, began to structure a more efficient balance sheet by increasing leverage and returning capital to shareholders, and accelerated our work to assure Mosaic remains a low-cost producer.”

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Cash flow provided by operating activities in the fourth quarter of 2013 was $503 million compared to $377 million in the prior year. Fourth quarter 2014 cash flows reflect strong sales volumes and declining inventory levels. Investments plus capital expenditures totaled $370 million in the quarter. Mosaic’s total cash and cash equivalents were $5.3 billion and long-term debt was $3.0 billion as of December 31, 2013.

Full Year (unaudited)

For the twelve months ended December 31, 2013, net income was $1.1 billion, or $2.49 per diluted share, compared to $1.9 billion, or $4.34 per diluted share, in 2012. Net sales were $9.0 billion, down from $10.0 billion a year ago. Full-year operating earnings were $1.3 billion, down from $2.2 billion a year ago. Lower net sales and operating earnings for the year were primarily driven by lower realized prices for both potash and phosphate, partially offset by higher potash volumes and lower phosphate raw materials costs. Full year selling, general and administrative (SG&A) expenses were $393 million compared to $424 million in 2012, a decrease of seven percent. Net cash provided by operating activities was $2.0 billion.

Business Highlights – Fourth Quarter 2013

•	Mosaic completed a very successful proving run at the Esterhazy mine, which exceeded the expansion’s design capacity by 20 percent. As a result, Mosaic’s Canpotex sales allocation increased from approximately 39.9 percent to 42.5 percent beginning in January of 2014.

•	The Company successfully executed on $353 million of capital projects, of which more than half related to growth and productivity initiatives:

•	Consolidated and expanded warehouse facilities at Big Bend.

•	Completed a new blending facility in Candeias, Brazil.

•	Advanced K3 potash expansion on time and on budget.

•	Mosaic set a new MicroEssentials® sales record in the fourth quarter and in 2013. For the full year, sales grew 22 percent over the prior period, and Mosaic invoiced over one million tonnes in North America.

•	Mosaic made significant progress toward achieving capital management targets established in 2013. During the quarter, Mosaic:

•	Issued $2.0 billion of debt with 10, 20 and 30 year maturities.

•	Increased the size of its revolving line of credit to $1.5 billion.

•	Signed agreements with the Margaret A. Cargill Foundation and the Anne Ray Charitable Trust to purchase 43.3 million Class A shares.

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•	Mosaic set a new safety performance record for the full year 2013.

•	Subsequent to the quarter’s end:

•	The United States Department of Justice closed its review of Mosaic’s acquisition of CF Industries’ Phosphates business under the Hart-Scott-Rodino Antitrust Improvement Act.

•	Mosaic, Ma’aden and SABIC broke ground on construction of integrated phosphate production facilities in Saudi Arabia.

Phosphates

Phosphates Results	4Q 2013 Actual	4Q 2013 Guidance
Average DAP selling price	$381	$370 to $400
Sales volume	3.4 million tonnes	2.5 to 2.9 million tonnes
Processed phosphate production	81% of operational capacity	80% of operational capacity

“Our Phosphates business ended the year with robust shipments worldwide and a record for the fourth quarter,” Prokopanko said. “Prices improved during December and we believe momentum will continue through the spring in North America. As we look ahead, higher realized prices and lower raw materials costs should bode well for the profitability of our growing Phosphates business.”

Net sales in the Phosphates segment were $1.6 billion for the fourth quarter, down six percent compared to last year, as higher sales volumes were more than offset by lower finished product prices. Gross margin was $188 million, or 12 percent of net sales, compared to $280 million, or 17 percent of net sales, for the same period a year ago. The year-over-year change in gross margin rate primarily reflects lower finished product prices, partially offset by lower raw material costs. The Faustina ammonia facility was idle for part of November, which negatively impacted gross margin by $9 million. The gross margin rate in the segment was also negatively impacted by a low margin rate on crop nutrient blends. Operating earnings were $96 million, down from $208 million last year.

The fourth quarter average DAP selling price, FOB plant, was $381 per tonne, compared to $532 a year ago. Phosphates segment total sales volumes were 3.4 million tonnes, 21 percent higher than last year.

Mosaic’s North American finished phosphate production was 2.0 million tonnes, or 81 percent of operational capacity, compared to 2.2 million tonnes or 89 percent a year ago.

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Potash

Potash Results	4Q 2013 Actual	4Q 2013 Guidance
Average MOP selling price	$303	$285 to $310
Sales volume	1.9 million tonnes	1.5 to 1.9 million tonnes
Potash production	65% of operational capacity	Below 65% of operational capacity

“Customers believe a bottom in potash prices has been reached and are now exhibiting improved confidence in their buying decisions,” Prokopanko said. “In 2014, we expect record global shipments and improving producer operating rates. Our long-term constructive outlook for potash has not changed.”

Net sales in the Potash segment totaled $652 million for the fourth quarter, down from $726 million last year, as higher shipment volumes were more than offset by a 30 percent decline in average realized MOP prices. Gross margin was $134 million, or 21 percent of net sales, compared to $300 million, or 41 percent of net sales a year ago. Operating earnings were $88 million, down from $260 million in the prior year. The year-over-year decrease in operating earnings was driven by lower realized prices, higher depreciation expenses and higher idle plant costs.

The fourth quarter average MOP selling price, FOB plant, was $303 per tonne, down from $435 a year ago. The Potash segment’s total sales volumes for the fourth quarter were 1.9 million tonnes, compared to 1.4 million tonnes a year ago.

Potash production was 1.7 million tonnes, or 65 percent of operational capacity, down from 1.8 million tonnes, or 75 percent of operational capacity, a year ago. Operational capacity increased from 9.3 to 10.7 million tonnes year-over-year.

Other

SG&A expenses were $91 million for the fourth quarter, compared with $101 million last year. The Company recorded a $73 million gain included in the notable items table related to the accounting treatment of the previously announced Class A share repurchases. Additionally, a tax settlement between governments resulted in higher offshore cash, which in turn drove a change in Company’s intention to repatriate earnings from Canada. This change resulted in a non-cash tax charge of approximately $100 million during the quarter, and is expected to modestly increase the 2014 effective tax rate.

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Financial Guidance

“We’ve seen volumes increase. We’re seeing meaningful price escalation in phosphates, and we believe the stage is set for improving potash prices later this year,” Prokopanko said. “We continue to watch grain and oilseed prices, changes in Indian demand, and product inventory levels. At Mosaic, we’ve positioned the Company to take advantage of the near-term cyclical trends and to capitalize on the inevitable secular trends, most notably the ever-increasing global demand for grain and oilseeds.”

Total sales volumes for the Phosphates segment are expected to range from 2.3 to 2.6 million tonnes for the first quarter of 2014, compared to 2.7 million tonnes last year. Mosaic’s realized DAP price, FOB plant, for the first quarter of 2014 is estimated to range from $390 to $420 per tonne. The segment gross margin percentage in the first quarter is estimated to be in the upper teens. The operating rate in the segment is expected to be in the low-80 percent range. This guidance excludes any potential impact from the pending acquisition of CF Industries’ phosphates business.

Total sales volumes for the Potash segment are expected to range from 2.3 to 2.7 million tonnes for the first quarter of 2014, compared to 2.0 million tonnes last year. Mosaic’s realized MOP price, FOB plant, for the first quarter of 2014 is estimated to range from $245 to $275 per tonne. Mosaic’s gross margin rate in the segment is expected in the 30 percent range during the first quarter of 2014. The operating rate in the segment is expected to be in the mid-80 percent range in preparation for anticipated strong demand this spring.

For the 2014 full year, Mosaic estimates:

•	SG&A expenses to range from $350 to $400 million.

•	Canadian Resource Taxes and Royalties to range from $120 to $180 million.

•	Brine management costs of approximately $200 million.

•	The effective tax rate to be elevated as a result of the change in intention to repatriate Canadian cash, to the mid to upper twenty percent range, excluding any notable tax items, returning to the long-term expected rate of low to mid twenty percent range thereafter.

•	Capital expenditures in the range of $1.0 billion to $1.3 billion.

Share Repurchase Authorization

Mosaic intends to fund such repurchases from its existing cash, cash equivalents, and cash from operations. The timing and amount of repurchases under this program will depend upon price, market conditions and other factors. There can be no assurance as to the number of shares Mosaic will purchase, if any.

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About The Mosaic Company

The Mosaic Company is one of the world’s leading producers and marketers of concentrated phosphate and potash crop nutrients. Mosaic is a single source provider of phosphate and potash fertilizers and feed ingredients for the global agriculture industry. More information on the Company is available at www.mosaicco.com.

Mosaic will conduct a conference call on Tuesday, February 11, 2014 at 9:00 a.m. EST to discuss fourth quarter 2013 earnings results as well as global markets and trends. Presentation slides and a simultaneous webcast of the conference call may be accessed through Mosaic’s website at www.mosaicco.com/investors. This webcast will be available up to one year from the time of the earnings call.

This press release contains forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, statements about the proposed acquisition and assumption of certain related liabilities of the Florida phosphate assets of CF Industries, Inc. (“CF”) and the ammonia supply agreements with CF; the benefits of the transactions with CF; repurchases of stock; other proposed or pending future transactions or strategic plans and other statements about future financial and operating results. Such statements are based upon the current beliefs and expectations of The Mosaic Company’s management and are subject to significant risks and uncertainties. These risks and uncertainties include but are not limited to risks and uncertainties arising from the possibility that the closing of the proposed phosphate assets acquisition may be delayed or may not occur, including delays arising from any inability to obtain governmental approvals of the transaction on the proposed terms and schedule and the ability to satisfy other closing conditions; difficulties with realization of the benefits of the transactions with CF, including the risks that the acquired assets may not be integrated successfully or that the cost or capital savings from the transactions may not be fully realized or may take longer to realize than expected, regulatory agencies might not take, or might delay, actions with respect to permitting or regulatory enforcement matters that are necessary for Mosaic to fully realize the benefits of the transactions including replacement of CF’s escrowed financial assurance funds, or the price of natural gas or ammonia changes to a level at which the natural gas based pricing under one of the long term ammonia supply agreements with CF becomes disadvantageous to Mosaic; customer defaults; the effects of Mosaic’ decisions to exit business operations or locations; the predictability and volatility of, and customer expectations about, agriculture, fertilizer, raw material, energy and transportation markets that are subject to competitive and other pressures and economic and credit market conditions; the level of inventories in the distribution channels for crop nutrients; changes in foreign currency and exchange rates; international trade risks and other risks associated with Mosaic’s international operations and those of joint ventures in which we participate, including the risk that protests against natural resource companies in Peru extend to or impact the Miski Mayo mine; changes in government policy; changes in environmental and other governmental regulation, including greenhouse gas regulation, implementation of numeric water quality standards for the discharge of nutrients into Florida waterways or possible efforts to reduce the flow of excess nutrients into the Mississippi River basin or the Gulf of Mexico; further developments in judicial or administrative proceedings, or complaints that Mosaic’s operations are adversely impacting nearby farms, business operations or properties; difficulties or delays in receiving, increased costs of or challenges to necessary governmental permits or approvals or increased financial assurance requirements; resolution of global tax audit activity; the effectiveness of the Company’s processes for managing its strategic priorities; the ability of the Northern Promise joint venture among Mosaic, Ma’aden and SABIC to obtain project financing in acceptable amounts and upon acceptable terms, the future success of current plans for the joint venture and any future changes in those plans; adverse weather conditions affecting operations in Central Florida, the Mississippi River basin or the Gulf Coast of the United States, and including potential hurricanes, excess rainfall or drought; actual costs of various items differing from management’s current estimates, including, among others, asset retirement, environmental remediation, reclamation or other environmental regulation, Canadian resources taxes and royalties, the liabilities Mosaic is assuming in the proposed phosphate assets acquisition or the cost of Mosaic’s commitments to repurchase its stock; reduction of Mosaic’s available cash and liquidity, and increased leverage, due to its use of cash and/or available debt capacity to fund share repurchases, financial assurance requirements and strategic investments; brine inflows at Mosaic’s Esterhazy, Saskatchewan, potash mine or other potash shaft mines; other accidents and disruptions involving Mosaic’s operations, including potential mine fires, floods, explosions, seismic events or releases of hazardous or volatile chemicals, as well as other risks and uncertainties reported from time to time in The Mosaic Company’s reports filed with the Securities and Exchange Commission. Actual results may differ from those set forth in the forward-looking statements.

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For the three months ended December 31, 2013, the Company reported the following notable items which, combined, negatively impacted earnings per share by $0.06:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
Change in value of share repurchase agreement	Consolidated	Change in value of share repurchase agreement	$(73)	$—	$(0.17)
Insurance proceeds	Phosphates	Cost of goods sold	(10)	1	(0.02)
Remediation of a pre-combination environmental matter	Phosphates	Non-operating expense	10	(1)	0.02
ARO adjustment		Other operating expense	11	(2)	0.02
Fixed asset write-off	Phosphates	Other operating expense	8	(1)	0.02
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	(25)	4	(0.05)
Unrealized loss on derivatives	Potash	Cost of goods sold	1	—	0.00
Unrealized loss on derivatives	Phosphates	Cost of goods sold	2	—	0.00
Discrete tax items	Consolidated	Income tax expense	—	104	0.24

Total notable items			$(76)	$105	$0.06

For the three months ended December 31, 2012, the Company reported the following notable items which, combined, positively impacted earnings per share by $0.39:

			Amount	Tax effect	EPS impact
Description	Segment	Line item	(in millions)	(in millions)	(per share)
ARO		Other operating expense	$4	$(1)	$0.01
Discrete tax benefit	Corporate	Benefit from tax provision	—	(179)	(0.42)
Legal accruals	Phosphates	Other operating expense	10	(3)	0.02
Unrealized (gain) loss on derivatives	Potash	Cost of goods sold	13	(3)	0.02
Foreign currency transaction gain	Consolidated	Foreign currency transaction (gain) loss	(10)	3	(0.02)

Total notable items			$17	$(183)	$(0.39)

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Condensed Consolidated Statements of Earnings

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three Months Ended		Twelve Months Ended
	December 31,		December 31,
	2013	2012	2013	2012
Net sales	$2,181.5	$2,367.8	$9,027.4	$10,044.0
Cost of goods sold	1,860.0	1,790.0	7,012.0	7,314.3

Gross margin	321.5	577.8	2,015.4	2,729.7
Selling, general and administrative expenses	91.2	100.6	393.5	424.3
Other operating expenses	51.3	14.5	282.0	102.0

Operating earnings	179.0	462.7	1,339.9	2,203.4
Change in value of share repurchase agreement	73.2	—	73.2	—
Interest income (expense), net	(12.0)	3.8	(6.1)	20.3
Foreign currency transaction gain (loss)	25.1	10.2	34.7	(43.5)
Other income (expense)	(9.4)	0.2	(6.6)	1.1

Earnings from consolidated companies before income taxes	255.9	476.9	1,435.1	2,181.3
Provision for income taxes	131.2	(122.9)	384.6	348.1

Earnings from consolidated companies	124.7	599.8	1,050.5	1,833.2
Equity in net earnings of nonconsolidated companies	4.9	17.2	14.8	20.9

Net earnings including non-controlling interests	129.6	617.0	1,065.3	1,854.1
Less: Net earnings (loss) attributable to non-controlling interests	0.7	1.3	2.4	2.0

Net earnings attributable to Mosaic	$128.9	$615.7	$1,062.9	$1,852.1

Diluted net earnings per share attributable to Mosaic	$0.30	$1.44	$2.49	$4.34

Diluted weighted average number of shares outstanding	415.5	427.0	424.1	426.7

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Condensed Consolidated Balance Sheets

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	December 31,
	2013	2012
Assets
Current assets:
Cash and cash equivalents	$5,293.1	$3,405.3
Receivables, net	543.1	747.5
Inventories	1,432.9	1,616.9
Deferred income taxes	129.9	237.8
Other current assets	706.8	502.5

Total current assets	8,105.8	6,510.0
Property, plant and equipment, net	8,576.6	8,272.8
Investments in nonconsolidated companies	576.4	441.5
Goodwill	1,794.4	1,884.3
Deferred income taxes	152.2	115.0
Other assets	348.6	214.8

Total assets	$19,554.0	$17,438.4

Liabilities and Equity
Current liabilities:
Short-term debt	$22.6	$50.7
Current maturities of long-term debt	0.4	0.8
Accounts payable	570.2	832.5
Accrued liabilities	666.3	704.5
Contractual share repurchase liability	1,985.9	—
Accrued income taxes	—	14.2
Deferred income taxes	20.5	65.3

Total current liabilities	3,265.9	1,668.0
Long-term debt, less current maturities	3,008.9	1,009.8
Deferred income taxes	1,031.5	824.2
Other noncurrent liabilities	927.1	853.2
Equity:
Preferred stock, $0.01 par value, 15,000,000 shares authorized, none issued and outstanding as of December 31, 2013 and 2012	—	—
Class A common stock, $0.01 par value, 254,300,000 shares authorized as of December 31, 2013 and 2012, 150,059,772 shares issued and 85,839,827 shares outstanding as of December 31, 2013, 150,059,772 shares issued and 128,759,772 shares outstanding as of December 31, 2012	1.3	1.3
Class B common stock, $0.01 par value, 87,008,602 shares authorized, none issued and outstanding as of December 31, 2013 and 2012	—	—
Common stock, $0.01 par value, 1,000,000,000 shares authorized, 352,204,571 shares issued and 340,166,109 shares outstanding as of December 31, 2013, 308,970,284 shares issued and 296,931,822 shares outstanding as of December 31, 2012	3.0	3.0
Capital in excess of par value	1.6	1,482.1
Retained earnings	11,182.1	10,987.0
Accumulated other comprehensive income	114.3	591.5

Total Mosaic stockholders’ equity	11,302.3	13,064.9
Non-controlling interests	18.3	18.3

Total equity	11,320.6	13,083.2

Total liabilities and equity	$19,554.0	$17,438.4

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Condensed Consolidated Statements of Cash Flows

(in millions, except per share amounts)

The Mosaic Company	(unaudited)

	Three months ended		Twelve months ended
	December 31,		December 31,
	2013	2012	2013	2012
Cash Flows from Operating Activities:
Net earnings including noncontrolling interests	$129.6	$617.0	$1,065.3	$1,854.1
Adjustments to reconcile net earnings including noncontrolling interests to net cash provided by operating activities:
Depreciation, depletion and amortization	166.8	150.1	655.6	561.6
Deferred income taxes	72.2	(54.2)	277.5	63.4
Equity in loss (earnings) of nonconsolidated companies, net of dividends	(0.6)	(21.1)	35.7	(2.5)
Accretion expense for asset retirement obligations	9.1	8.3	35.7	33.7
Share-based compensation expense	8.1	5.3	27.8	29.2
Change in value of share repurchase agreement	(73.2)	—	(73.2)	—
Loss on write-down of assets	—	—	122.8	—
Unrealized loss (gain) on derivatives	2.3	38.7	6.1	(40.9)
Loss on sale of fixed assets	20.2	2.1	30.1	27.4
Other	28.1	14.1	28.0	9.6
Changes in assets and liabilities:
Receivables, net	(69.5)	22.5	122.1	3.7
Inventories, net	65.2	(1.4)	85.5	(274.2)
Other current and noncurrent assets	97.8	(24.6)	(140.8)	(137.1)
Accounts payable	(42.2)	(94.4)	(170.9)	23.7
Accrued liabilities	48.7	(116.1)	(16.4)	102.0
Other noncurrent liabilities	40.6	(169.3)	(71.0)	16.2

Net cash provided by operating activities	503.2	377.0	2,019.9	2,269.9
Cash Flows from Investing Activities:
Capital expenditures	(352.6)	(432.5)	(1,426.6)	(1,674.7)
Restricted cash	—	(2.8)	—	12.4
Investments in nonconsolidated companies	(17.5)	—	(173.8)	—
Other	0.4	0.4	5.1	8.3

Net cash (used in) investing activities	(369.7)	(434.9)	(1,595.3)	(1,654.0)
Cash Flows from Financing Activities:
Payments of short-term debt	(60.4)	(50.4)	(279.4)	(150.3)
Proceeds from issuance of short-term debt	57.4	76.4	262.2	141.6
Payments of long-term debt	(0.6)	(0.5)	(2.1)	(25.4)
Proceeds from issuance of long-term debt	1,997.6	—	2,001.0	1.8
Loss on interest rate swap	(21.1)	—	(21.1)	—
Proceeds from stock options exercised	0.4	—	4.7	—
Payment of financing costs	(21.7)	—	(21.7)	—
Cash dividends paid	(107.1)	(106.7)	(427.1)	(288.4)
Other	(3.1)	(1.4)	(1.7)	(1.9)

Net cash provided by (used in) financing activities	1,841.4	(82.6)	1,514.8	(322.6)
Effect of exchange rate changes on cash	(20.4)	(2.7)	(51.6)	21.3

Net change in cash and cash equivalents	1,954.5	(143.2)	1,887.8	314.6
Cash and cash equivalents—beginning of period	3,338.6	3,548.5	3,405.3	3,090.7

Cash and cash equivalents—end of period	$5,293.1	$3,405.3	$5,293.1	$3,405.3

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Potash Gross Margin, Excluding Resource Taxes and Royalties, Calculation

	Three months ended December 31,
	2013	2012
Sales	$651.5	$729.6
Gross margin	133.8	300.0
Canadian resource taxes	57.1	70.4
Canadian royalties	8.9	15.6

Gross margin, excluding Canadian resource taxes and royalties (CRT)	$199.8	$386.0

Gross margin percentage, excluding CRT	30.7%	52.9%

The Company has presented above gross margin excluding Canadian resource taxes and royalties (“CRT”) for Potash which is a non-GAAP financial measure. Generally, a non-GAAP financial measure is a supplemental numerical measure of a company’s performance, financial position or cash flows that either excludes or includes amounts that are not normally excluded or included in the most directly comparable measure calculated and presented in accordance with U.S. generally accepted accounting principles (“GAAP”). Gross margin excluding CRT is not a measure of financial performance under GAAP. Because not all companies use identical calculations, investors should consider that Mosaic’s calculation may not be comparable to other similarly titled measures presented by other companies.

Gross margin excluding CRT provides a measure that the Company believes enhances the reader’s ability to compare the Company’s gross margin with that of other companies which incur CRT expense and classify it in a manner different than the Company in their statement of earnings. Because securities analysts, investors, lenders and others use gross margin excluding CRT, the Company’s management believes that Mosaic’s presentation of gross margin excluding CRT for Potash affords them greater transparency in assessing Mosaic’s financial performance against competitors. Gross margin excluding CRT, should not be considered as a substitute for, or superior to, measures of financial performance prepared in accordance with GAAP.

Earnings per Share Calculation

	Three months ended December 31,		Twelve months ended December 31,
	2013	2012	2013	2012
Net earnings attributable to Mosaic	$128.9	$615.7	$1,062.9	$1,852.1
Undistributed earnings attributable to participating securities	(3.6)	—	(7.4)	—

Numerator for basic and diluted EPS-income available to common stockholders	$125.3	$615.7	$1,055.5	$1,852.1

Total basic weighted-average common shares outstanding	426.0	425.7	425.9	425.5
Shares subject to forward contract	(11.8)	—	(3.0)	—

Basic weighted-average common shares outstanding available to common shareholders	414.2	425.7	422.9	425.5
Dilutive impact of share-based awards	1.3	1.3	1.2	1.2

Diluted weighted-average common shares outstanding available to common shareholders	415.5	427.0	424.1	426.7

Basic net earnings per share available to common stockholders	$0.30	$1.45	$2.50	$4.35
Diluted net earnings per share available to common stockholders	$0.30	$1.44	$2.49	$4.34

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